Exhibit 99.1

Exponent Reports Fourth Quarter and Fiscal 2006 Results

MENLO PARK, Calif., January 30, 2007—Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the fourth quarter and fiscal year ended December 29, 2006.

For the fourth quarter of 2006, revenues before reimbursements increased 10% to $38,021,000, as compared to $34,605,000 in the fourth quarter of 2005. Total revenues increased 6% to $41,482,000, as compared to $38,958,000 in the same period one year ago. Net income for the fourth quarter of 2006 increased to $2,979,000, or $0.18 per diluted share, as compared to $2,710,000, or $0.15 per diluted share, reported last year. Fourth quarter 2006 net income, excluding $128,000 in expense, net of tax, related to FAS 123R, was $3,107,000, or $0.19 per diluted share. EBITDAS1 for the fourth quarter of 2006 increased to $6,802,000, as compared to $5,068,000; of this increase $684,000 was related to a reduction in cash bonuses for Principals and above, offset by an equal amount of restricted stock unit compensation, which had no impact on net income or earnings per share in 2006.

For fiscal year 2006, revenues before reimbursements increased 10% to $156,742,000 as compared to $142,861,000 last year. Total revenues in 2006 increased 9% to $168,496,000 as compared to $155,196,000 in fiscal year 2005. For fiscal year 2006, net income was $14,194,000, or $0.83 per diluted share, as compared to $14,186,000, or $0.81 per diluted share, in the same period of 2005. For 2006, net income, excluding $850,000 in expense, net of tax, related to FAS 123R, was $15,044,000, or $0.87 per diluted share. EBITDAS1 for the full year of 2006 increased to $29,693,000, as compared to $26,899,000.

During 2006, Exponent generated $19.6 million in cash flow from operations, spent $30.1 million to repurchase common stock and closed the year with $58.1 million in cash, cash equivalents and short-term investments.

“For the fourth quarter, we are pleased to have delivered double-digit revenue growth and improved operating margins,” commented Michael Gaulke, CEO and President. “During the quarter, we assisted clients by evaluating the impact of the Hawaii earthquake on facilities and infrastructure, conducted a risk analysis on a pipeline in South America, analyzed a major welding issue at an oil and gas production facility in Central Asia and continued our support of the U.S. Army in Iraq and Afghanistan.

“In 2006, we generated strong revenue and income while increasing technical fulltime equivalent employees by 10% and positioning ourselves for future growth. We had strong performance in our biomechanics, civil engineering, construction consulting, electrical, thermal and mechanics and materials practices.

“In the coming year, we are optimistic about our ability to continue to post high single-digit to low double-digit revenue growth. We will focus on capitalizing on our strategic opportunities and improving utilization. In 2007, we will celebrate our 40th anniversary as a unique, multidisciplinary engineering and scientific consulting firm with unparalleled technical experience and expertise,” concluded Mr. Gaulke.

Today’s Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, January 30, 2007, starting at 4:30 p.m. Eastern Daylight Time/1:30 p.m. Pacific Daylight Time. The audio on the conference call is available by dialing 888-830-3976 and entering reservation # 6080703. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent web site, or by dialing 800-642-1687 and entering reservation #6080703

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent’s multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 70 technical disciplines to address complicated issues facing industry and government today. The firm’s consultants analyze failures and accidents to determine their causes and provide answers to help prevent such problems. In addition, Exponent evaluates human health and environmental concerns to find cost-effective solutions.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended thereto under) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Such forward-looking statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. When used in this document and in the documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

(1)	EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP is set forth below.

EXPONENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended December 29, 2006 and December 30, 2005

(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005
Revenues
Revenues before reimbursements	$38,021	$34,605	$156,742	$142,861
Reimbursements	3,461	4,353	11,754	12,335

Revenues	41,482	38,958	168,496	155,196

Operating expenses
Compensation and related expenses	26,189	23,519	105,860	93,963
Other operating expenses	5,284	4,686	19,886	18,618
Reimbursable expenses	3,461	4,353	11,754	12,335
General and administrative expenses	2,680	2,969	10,807	9,900

	37,614	35,527	148,307	134,816

Operating income	3,868	3,431	20,189	20,380

Other income
Interest income, net	466	388	1,927	1,205
Miscellaneous income, net	583	336	1,462	1,033

	1,049	724	3,389	2,238

Income before income taxes	4,917	4,155	23,578	22,618
Income taxes	1,938	1,445	9,384	8,432

Net income	$2,979	$2,710	$14,194	$14,186

Net income per share:
Basic	$0.20	$0.17	$0.89	$0.88
Diluted	$0.18	$0.15	$0.83	$0.81

Shares used in per share computations:
Basic	15,107	16,346	15,883	16,212
Diluted	16,455	17,690	17,196	17,538

EXPONENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 29, 2006 and December 30, 2005

(in thousands)

	December 29, 2006	December 30, 2005
Assets
Current assets:
Cash and cash equivalents	$5,238	$13,216
Short-term investments	52,844	55,682
Accounts receivable, net	48,208	46,211
Prepaid expenses and other assets	3,484	2,900
Deferred income taxes	2,232	2,156

Total current assets	112,006	120,165

Property, equipment and leasehold improvements, net	29,577	29,839
Goodwill	8,607	8,607
Other assets	11,026	5,630

	$161,216	$164,241

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,887	$4,136
Accrued payroll and employee benefits	21,773	19,910
Deferred revenues	4,066	2,364

Total current liabilities	30,726	26,410

Other liabilities	5,088	3,487
Deferred rent	1,097	1,144

Total liabilities	36,911	31,041

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	50,799	44,955
Accumulated other comprehensive income (loss)	93	(93)
Retained earnings	101,226	88,322
Treasury stock, at cost	(27,829)	—

Total stockholders' equity	124,305	133,200

	$161,216	$164,241

EXPONENT, INC.

EBITDAS (1)

For the Quarters Ended December 29, 2006 and December 30, 2005

(in thousands)

	Quarter Ended		Year Ended
	December 29, 2006	December 30, 2005	December 29, 2006	December 30, 2005
Net Income	$2,979	$2,710	$14,194	$14,186

Add back (subtract):

Income taxes	1,938	1,445	9,384	8,432
Interest income, net	(466)	(388)	(1,927)	(1,205)
Depreciation and amortization	928	887	3,628	3,432
Stock-based compensation	1,423	414	4,414	2,054

EBITDAS (1)	$6,802	$5,068	$29,693	$26,899

(1)	EBITDAS is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization, and stock-based compensation. The Company regards EBITDAS as a useful measure of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS provides meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.